                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934


                               (Amendment No. __)

                            TELOCITY DELAWARE, INC.
- --------------------------------------------------------------------------------
                                (Name of Issuer)


                     COMMON STOCK, PAR VALUE $.001 PER SHARE
- --------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                     87971D
- --------------------------------------------------------------------------------
                                 (CUSIP NUMBER)

Check the appropriate box to designate the rule pursuant to which this Schedule if filed:

      [_] Rule 13d-1(b)

      [_] Rule 13d-1(c)

      [X] Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).




Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

- ----------------------                                     ---------------------
CUSIP NO.: 87871D                      13G                    Page 2 of 20 Pages
- ----------------------                                     ---------------------


- --------------------------------------------------------------------------------
1          NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)

           GE Capital Equity Investments, Inc.

           06-1268495
- --------------------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a) [ ]
                                                                       (b) [ ]
           Not applicable.
- --------------------------------------------------------------------------------
3          SEC USE ONLY

- --------------------------------------------------------------------------------
4          CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware
- --------------------------------------------------------------------------------
                     5      SOLE VOTING POWER

                            -0-
     NUMBER OF     -------------------------------------------------------------
      SHARES         6      SHARED VOTING POWER
   BENEFICIALLY
     OWNED BY               1,049,618
       EACH        -------------------------------------------------------------
     REPORTING       7      SOLE DISPOSITIVE POWER
      PERSON
       WITH                 -0-
                   -------------------------------------------------------------
                     8      SHARED DISPOSITIVE POWER

                            1,049,618
- --------------------------------------------------------------------------------
9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           1,049,618
- --------------------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
           [X]

           The amount in Row 9 does not include 7,529,580 shares of the Issuer's Common Stock beneficially owned by National Broadcasting Company,
           Inc., beneficial ownership of all of which is disclaimed by GE
           Capital Equity Investments, Inc.
- --------------------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
           1.2% (The aggregate amount beneficially owned by GE Capital Equity Investments, Inc. and National Broadcast Company, Inc. is 10.0%.)
- --------------------------------------------------------------------------------
12         TYPE OF REPORTING PERSON*

           CO
- --------------------------------------------------------------------------------

- ----------------------                                     ---------------------
CUSIP NO.: 87871D                      13G                    Page 3 of 20 Pages
- ----------------------                                     ---------------------


- --------------------------------------------------------------------------------
1          NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)

           General Electric Capital Corporation

           13-1500700
- --------------------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a) [ ]
                                                                       (b) [ ]
           Not applicable.
- --------------------------------------------------------------------------------
3          SEC USE ONLY

- --------------------------------------------------------------------------------
4          CITIZENSHIP OR PLACE OF ORGANIZATION

           New York
- --------------------------------------------------------------------------------
                     5      SOLE VOTING POWER

                            -0-
     NUMBER OF     -------------------------------------------------------------
      SHARES         6      SHARED VOTING POWER
   BENEFICIALLY
     OWNED BY               1,049,618
       EACH        -------------------------------------------------------------
     REPORTING       7      SOLE DISPOSITIVE POWER
      PERSON
       WITH                 -0-
                   -------------------------------------------------------------
                     8      SHARED DISPOSITIVE POWER

                            1,049,618
- --------------------------------------------------------------------------------
9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           1,049,618
- --------------------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

           The amount in Row 9 does not include 7,529,580 shares of the Issuer's Common Stock beneficially owned by National Broadcasting Company,
           Inc., beneficial ownership of all of which is disclaimed by General Electric Capital Corporation.
- --------------------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           1.2%
- --------------------------------------------------------------------------------
12         TYPE OF REPORTING PERSON*

           CO
- --------------------------------------------------------------------------------

- ----------------------                                     ---------------------
CUSIP NO.: 87871D                      13G                    Page 4 of 19 Pages
- ----------------------                                     ---------------------


- --------------------------------------------------------------------------------
1          NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)

           General Electric Capital Services, Inc.

           06-1095035
- --------------------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a) [ ]
                                                                       (b) [ ]
           Not applicable.
- --------------------------------------------------------------------------------
3          SEC USE ONLY

- --------------------------------------------------------------------------------
4          CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware
- --------------------------------------------------------------------------------
                     5      SOLE VOTING POWER

                            Not applicable.
     NUMBER OF     -------------------------------------------------------------
      SHARES         6      SHARED VOTING POWER
   BENEFICIALLY
     OWNED BY               Disclaimed (see 9 below).
       EACH        -------------------------------------------------------------
     REPORTING       7      SOLE DISPOSITIVE POWER
      PERSON
       WITH                 Not applicable.
                   -------------------------------------------------------------
                     8      SHARED DISPOSITIVE POWER

                            Disclaimed (see 9 below).
- --------------------------------------------------------------------------------
9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           Beneficial ownership of all shares is disclaimed by General Electric Capital Services, Inc.
- --------------------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

           Not applicable.
- --------------------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           Not applicable (see 9 above).
- --------------------------------------------------------------------------------
12         TYPE OF REPORTING PERSON*

           CO
- --------------------------------------------------------------------------------

- ----------------------                                     ---------------------
CUSIP NO.: 87871D                      13G                    Page 5 of 19 Pages
- ----------------------                                     ---------------------


- --------------------------------------------------------------------------------
1          NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)

           General Electric Company

           14-0689340
- --------------------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a) [ ]
                                                                       (b) [ ]
           Not applicable.
- --------------------------------------------------------------------------------
3          SEC USE ONLY

- --------------------------------------------------------------------------------
4          CITIZENSHIP OR PLACE OF ORGANIZATION

           New York
- --------------------------------------------------------------------------------
                     5      SOLE VOTING POWER

                            Not applicable.
     NUMBER OF     -------------------------------------------------------------
      SHARES         6      SHARED VOTING POWER
   BENEFICIALLY
     OWNED BY               Disclaimed (see 9 below).
       EACH        -------------------------------------------------------------
     REPORTING       7      SOLE DISPOSITIVE POWER
      PERSON
       WITH                 Not applicable.
                   -------------------------------------------------------------
                     8      SHARED DISPOSITIVE POWER

                            Disclaimed (see 9 below).
- --------------------------------------------------------------------------------
9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           Beneficial ownership of all shares is disclaimed by General Electric Company.
- --------------------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

           Not applicable.
- --------------------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           Not applicable (see 9 above).
- --------------------------------------------------------------------------------
12         TYPE OF REPORTING PERSON*

           CO
- --------------------------------------------------------------------------------

- ----------------------                                     ---------------------
CUSIP NO.: 87871D                      13G                    Page 6 of 19 Pages
- ----------------------                                     ---------------------


- --------------------------------------------------------------------------------
1          NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)

           National Broadcasting Company, Inc.

           14-1682529
- --------------------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a) [ ]
                                                                       (b) [ ]
           Not applicable.
- --------------------------------------------------------------------------------
3          SEC USE ONLY

- --------------------------------------------------------------------------------
4          CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware
- --------------------------------------------------------------------------------
                     5      SOLE VOTING POWER

                            7,529,580
     NUMBER OF     -------------------------------------------------------------
      SHARES         6      SHARED VOTING POWER
   BENEFICIALLY
     OWNED BY               -0-
       EACH        -------------------------------------------------------------
     REPORTING       7      SOLE DISPOSITIVE POWER
      PERSON
       WITH                 7,529,580
                   -------------------------------------------------------------
                     8      SHARED DISPOSITIVE POWER

                            -0-
- --------------------------------------------------------------------------------
9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           7,529,580
- --------------------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
           [X]

           The amount in Row 9 does not include 1,049,618 shares of the Issuer's Common Stock beneficially owned by GE Capital Equity Investments,
           Inc. and General Electric Capital Corporation, beneficial ownership of all of which is disclaimed by National Broadcasting Company, Inc.
- --------------------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
           8.8% (The aggregate amount beneficially owned by GE Capital Equity Investments, Inc. and National Broadcast Company, Inc. is 10.0%.)
- --------------------------------------------------------------------------------
12         TYPE OF REPORTING PERSON*

           CO
- --------------------------------------------------------------------------------

- ----------------------                                     ---------------------
CUSIP NO.: 87871D                      13G                    Page 7 of 19 Pages
- ----------------------                                     ---------------------


- --------------------------------------------------------------------------------
1          NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)

           National Broadcasting Company Holding, Inc.

           13-3448662
- --------------------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a) [ ]
                                                                       (b) [ ]
           Not applicable.
- --------------------------------------------------------------------------------
3          SEC USE ONLY

- --------------------------------------------------------------------------------
4          CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware
- --------------------------------------------------------------------------------
                     5      SOLE VOTING POWER

                            Disclaimed (see 9 below).
     NUMBER OF     -------------------------------------------------------------
      SHARES         6      SHARED VOTING POWER
   BENEFICIALLY
     OWNED BY               Not applicable.
       EACH        -------------------------------------------------------------
     REPORTING       7      SOLE DISPOSITIVE POWER
      PERSON
       WITH                 Disclaimed (see 9 below).
                   -------------------------------------------------------------
                     8      SHARED DISPOSITIVE POWER

                            Not applicable.
- --------------------------------------------------------------------------------
9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           Beneficial ownership of all shares is disclaimed by National Broadcasting Company Holding, Inc.
- --------------------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

           Not applicable.
- --------------------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           Not applicable (see 9 above).
- --------------------------------------------------------------------------------
12         TYPE OF REPORTING PERSON*

           CO
- --------------------------------------------------------------------------------

- ----------------------                                     ---------------------
CUSIP NO.: 87871D                      13G                    Page 8 of 19 Pages
- ----------------------                                     ---------------------


ITEM 1(a)   NAME OF ISSUER:

            Telocity Delaware, Inc.

ITEM 1(b)   ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

            10355 North De Anza Blvd.
            Cupertino, California 95014

ITEM 2(a)   NAME OF PERSON FILING:

            GE Capital Equity Investments, Inc. ("GE Equity") General Electric Capital Corporation ("GE Capital") General Electric Capital Services, Inc. ("GECS") General Electric Company ("GE")
            National Broadcasting Company Holding, Inc. ("NBCH") National Broadcasting Company, Inc. ("NBC")

            GE Equity is a wholly-owned subsidiary of GE Capital, which is a wholly-owned subsidiary of GECS, which is a wholly-owned subsidiary of GE. NBC, is a wholly-owned subsidiary of NBCH, which is a wholly-owned subsidiary of GE.

ITEM 2(b)   ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

            GE Equity     120 Long Ridge Road, Stamford, CT      06297
            GE Capital:   260 Long Ridge Road, Stamford, CT      06297
            GECS:         260 Long Ridge Road, Stamford, CT      06297
            GE:           3135 Easton Turnpike, Fairfield, CT    06431
            NBC:          30 Rockefeller Plaza, New York, NY     10112
            NBCH:         30 Rockefeller Plaza, New York, NY     10112

ITEM 2(c)   CITIZENSHIP:

            GE Equity         Delaware
            GE Capital:       New York
            GECS:             Delaware
            GE:               New York
            NBC:              Delaware
            NBCH:             Delaware

ITEM 2(d)   TITLE OF CLASS OF SECURITIES:

            Common Stock, par value $.001 per share.

ITEM 2(e)   CUSIP NUMBER:

            87971D

ITEM 3 IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b), OR 13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

            Not applicable.

- ----------------------                                     ---------------------
CUSIP NO.: 87871D                      13G                    Page 9 of 19 Pages
- ----------------------                                     ---------------------


ITEM 4  OWNERSHIP:

               (a)-(c) The responses of GE Equity, GE Capital, GECS, GE, NBCH and NBC to Items 5, 6, 7, 8, 9 and 11 of each of their respective Cover Pages which relate to the beneficial ownership of the Common Stock of the Issuer are incorporated herein by reference.

               Each of GECS, GE and NBCH hereby disclaims beneficial ownership of the Common Stock of the Issuer owned by GE Equity, GE Capital and NBC. GE Equity hereby disclaims beneficial ownership of the Common Stock of the Issuer owned by NBC. NBC hereby disclaims beneficial ownership of the Common Stock of the Issuer owned by GE Equity.


ITEM 5  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

        Not applicable.

ITEM 6  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:

        Not applicable.

ITEM 7 IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY:

        Not applicable.

ITEM 8  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

        Not applicable.

ITEM 9  NOTICE OF DISSOLUTION OF GROUP:

        Not applicable.

ITEM 10 CERTIFICATION:

        Not applicable.

- ----------------------                                     ---------------------
CUSIP NO.: 87871D                      13G                   Page 10 of 19 Pages
- ----------------------                                     ---------------------

Signature:  After reasonable inquiry and to the best of my knowledge and belief,
            I certify that the information set forth in this statement is true, complete and correct.

            Date: February 12, 2001


                                 GE CAPITAL EQUITY INVESTMENTS, INC.



                                 By:    /s/ BARBARA J. GOULD
                                    ----------------------------------
                                     Name:  Barbara J. Gould
                                     Title: Managing Director

- ----------------------                                     ---------------------
CUSIP NO.: 87871D                      13G                   Page 11 of 19 Pages
- ----------------------                                     ---------------------

Signature:  After reasonable inquiry and to the best of my knowledge and belief,
            I certify that the information set forth in this statement is true, complete and correct.

            Date: February 12, 2001


                                 GENERAL ELECTRIC CAPITAL CORPORATION



                                 By:    /s/ BARBARA J. GOULD
                                    ----------------------------------------
                                     Name:  Barbara J. Gould
                                     Title: Department Operations Manager

- ----------------------                                     ---------------------
CUSIP NO.: 87871D                      13G                   Page 12 of 19 Pages
- ----------------------                                     ---------------------


Signature:  After reasonable inquiry and to the best of my knowledge and belief,
            I certify that the information set forth in this statement is true, complete and correct.

            Date: February 12, 2001


                                 GENERAL ELECTRIC CAPITAL SERVICES, INC.



                                 By:    /s/ BARBARA J. GOULD
                                    -------------------------------
                                     Name:  Barbara J. Gould
                                     Title: Attorney-in-Fact

- ----------------------                                     ---------------------
CUSIP NO.: 87871D                      13G                   Page 13 of 19 Pages
- ----------------------                                     ---------------------


Signature:  After reasonable inquiry and to the best of my knowledge and belief,
            I certify that the information set forth in this statement is true, complete and correct.

            Date: February 12, 2001


                                 GENERAL ELECTRIC COMPANY



                                 By:    /s/ BARBARA J. GOULD
                                    -------------------------------
                                     Name:  Barbara J. Gould
                                     Title: Attorney-in-Fact

- ----------------------                                     ---------------------
CUSIP NO.: 87871D                      13G                   Page 14 of 19 Pages
- ----------------------                                     ---------------------


Signature:  After reasonable inquiry and to the best of my knowledge and belief,
            I certify that the information set forth in this statement is true, complete and correct.

            Date: February 12, 2001


                                 NATIONAL BROADCASTING COMPANY, INC.



                                 By:    /s/ ELIZABETH A. NEWELL
                                    ----------------------------------
                                     Name:  Elizabeth A. Newell
                                     Title: Assistant Secretary

- ----------------------                                     ---------------------
CUSIP NO.: 87871D                      13G                   Page 15 of 19 Pages
- ----------------------                                     ---------------------


Signature:  After reasonable inquiry and to the best of my knowledge and belief,
            I certify that the information set forth in this statement is true, complete and correct.

            Date: February 12, 2001


                                 NATIONAL BROADCASTING COMPANY HOLDING, INC.



                                 By:    /s/ ELIZABETH A. NEWELL
                                    ---------------------------------
                                     Name:  Elizabeth A. Newell
                                     Title: Assistant Secretary

- ----------------------                                     ---------------------
CUSIP NO.: 87871D                      13G                   Page 16 of 19 Pages
- ----------------------                                     ---------------------


                                  EXHIBIT LIST


   EXHIBIT NO.                           TITLE                           PAGE NO.
   -----------                           -----                           --------
        A              Joint Filing Agreement dated                         17
                       February 14, 2001 among GE Capital, GECS, GE, NBC,
                       and NBCH.
        B              Power of Attorney of General Electric                18
                       Company, dated as of February 22,
                       2000, naming, among others, Barbara
                       J. Gould as attorney-in-fact.
        C              Power of Attorney of General Electric                19
                       Capital Services, Inc., dated as of
                       February 22, 2000, naming, among
                       others, Barbara J. Gould as attorney-
                       in-fact.

- ----------------------                                     ---------------------
CUSIP NO.: 87871D                      13G                   Page 17 of 19 Pages
- ----------------------                                     ---------------------

                                                                       EXHIBIT A

                             JOINT FILING AGREEMENT

               This will confirm the agreement by and among all of the undersigned that a statement may be filed on behalf of each of the undersigned persons by GE Capital Corporation ("GE Capital") with respect to the Common Stock of Telocity Delaware, Inc. Further, each of the undersigned agrees that GE Capital, by any of its duly elected officers, shall be authorized to sign from time to time on behalf of the undersigned, any amendments to this Schedule 13G or any statements on Schedule 13G relating to Telocity Delaware, Inc. which may be necessary or appropriate from time to time.

Date: February 12, 2001

                                     GE CAPITAL EQUITY INVESTMENTS, INC.


                                     By:     /s/ BARBARA J. GOULD
                                        --------------------------------------
                                          Name:  Barbara J. Gould
                                          Title: Managing Director


                                     GENERAL ELECTRIC CAPITAL CORPORATION


                                     By:    /s/ BARBARA J. GOULD
                                        --------------------------------------
                                         Name:  Barbara J. Gould
                                         Title: Department Operations Manager


                                     GENERAL ELECTRIC CAPITAL SERVICES, INC.

                                     By:    /s/ BARBARA J. GOULD
                                        --------------------------------------
                                         Name:  Barbara J. Gould
                                         Title: Attorney-in-Fact


                                     GENERAL ELECTRIC COMPANY


                                     By:    /s/ BARBARA J. GOULD
                                        --------------------------------------
                                         Name:  Barbara J. Gould
                                         Title: Attorney-in-Fact


                                     NATIONAL BROADCASTING COMPANY HOLDING, INC.

                                     By:   /s/ ELIZABETH A. NEWELL
                                        --------------------------------------
                                         Name:  Elizabeth A. Newell
                                         Title: Assistant Secretary


                                     NATIONAL BROADCASTING COMPANY, INC.

                                     By:   /s/ ELIZABETH A. NEWELL
                                        --------------------------------------
                                         Name:  Elizabeth A. Newell
                                         Title: Assistant Secretary

- ----------------------                                     ---------------------
CUSIP NO.: 87871D                      13G                   Page 18 of 19 Pages
- ----------------------                                     ---------------------


                                                                       EXHIBIT B
                                POWER OF ATTORNEY

        The undersigned, General Electric Company, a New York corporation (hereinafter referred to as the "Corporation") does hereby make, constitute and appoint the persons listed below as the Corporation's true and lawful agent and attorney-in-fact (hereinafter referred to as the "Attorney") to act either together or alone in the name and on behalf of the Corporation for and with respect to the matters hereinafter described.

          Name of Attorney:       Joan C. Amble
                                  Nancy E. Barton
                                  Jeffrey S. Werner
                                  Leon E. Roday
                                  Michael A. Gaudino
                                  Robert O. O'Reilly, Sr.
                                  Preston Abbott
                                  Murry K. Stegelmann
                                  James Ungari
                                  J. Gordon Smith
                                  Michael E. Pralle
                                  Iain MacKay
                                  Jonathan K. Sprole
                                  Barbara J. Gould
                                  Robert L. Lewis
                                  Wendy E. Ormond
                                  Mark F. Mylon

          Each Attorney shall have the power and authority to do the following:

          To execute and deliver any Schedule 13D, Schedule 13G or Forms 3, 4 and 5 or any amendments thereto required to be filed with the Securities and Exchange Commission under the Securities Exchange Act of 1934 on behalf of the Corporation with regard to any securities owned by General Electric Capital Services, Inc., General Electric Capital Corporation or any of their subsidiaries.

        And, in connection with the foregoing, to execute and deliver all documents, acknowledgments, consents and other agreements and to take such further action as may be necessary or convenient for the Corporation in order to more effectively carry out the intent and purpose of the foregoing.

        Agreements, commitments, documents, instruments, and other writings executed by the Attorney in accordance with the terms hereof shall be binding upon the Corporation without attestation and without affixation of the seal of the Corporation. The Power of Attorney conferred hereby shall not be delegable by any Attorney. The Attorney shall serve without compensation for acting in the capacity of agent and attorney-in-fact hereunder.

        Unless revoked by the Corporation, this Power of Attorney shall be governed under the laws of the State of New York and the authority of the Attorney hereunder shall terminate on March 31, 2002.

        IN WITNESS WHEREOF, the Corporation has caused this Power of Attorney to be executed, attested and its corporate seal to be affixed pursuant to authority granted by the Corporation's board of directors, as of the 22nd day of February, 2000.

                                        General Electric Company
        (Corporate Seal)
                                        By:    /s/  Philip D. Ameen
                                           -------------------------------------
                                           Philip D. Ameen, Vice President
Attest:

        /s/   Robert E. Healing
- -----------------------------------------
Robert E. Healing, Attesting Secretary

- ----------------------                                     ---------------------
CUSIP NO.: 87871D                      13G                   Page 19 of 19 Pages
- ----------------------                                     ---------------------

                                                                       EXHIBIT C
                                POWER OF ATTORNEY

        The undersigned, General Electric Capital Services, Inc. a Delaware corporation (hereinafter referred to as the "Corporation") does hereby make, constitute and appoint the persons listed below as the Corporation's true and lawful agent and attorney-in-fact (hereinafter referred to as the "Attorney") to act either together or alone in the name and on behalf of the Corporation for and with respect to the matters hereinafter described.

          Name of Attorney:
                                    Michael A. Gaudino
                                    Robert O. O'Reilly, Sr
                                    Murry K. Stegelmann
                                    James Ungari
                                    Preston Abbott
                                    Leon E. Roday
                                    J. Gordon Smith
                                    Michael E. Pralle
                                    Iain MacKay
                                    Jonathan K. Sprole
                                    Barbara J. Gould
                                    Robert L. Lewis
                                    Wendy E. Ormond
                                    Mark F. Mylon

          Each Attorney shall have the power and authority to do the following:

          To execute and deliver any Schedule 13D, Schedule 13G or Forms 3, 4 and 5 or any amendments thereto required to be filed with the Securities and Exchange Commission under the Securities Exchange Act of 1934 on behalf of the Corporation with regard to any securities owned by the Corporation, General Electric Capital Corporation or any of their subsidiaries.

        And, in connection with the foregoing, to execute and deliver all documents, acknowledgments, consents and other agreements and to take such further action as may be necessary or convenient for the Corporation in order to more effectively carry out the intent and purpose of the foregoing.

        Agreements, commitments, documents, instruments, and other writings executed by the Attorney in accordance with the terms hereof shall be binding upon the Corporation without attestation and without affixation of the seal of the Corporation. The Power of Attorney conferred hereby shall not be delegable by any Attorney. The Attorney shall serve without compensation for acting in the capacity of agent and attorney-in-fact hereunder.

        Unless revoked by the Corporation, this Power of Attorney shall be governed under the laws of the State of New York and the authority of the Attorney hereunder shall terminate on March 31, 2002.

        IN WITNESS WHEREOF, the Corporation has caused this Power of Attorney to be executed, attested and its corporate seal to be affixed pursuant to authority granted by the Corporation's board of directors, as of the 22nd day of February, 2000.

                                       General Electric Capital Services, Inc.
        (Corporate Seal)
                                       By:   /s/   Nancy E. Barton
                                          -------------------------------------
                                          Nancy E. Barton, Senior Vice President
Attest:

      /s/    Brian T. McAnaney
- ----------------------------------------
Brian T. McAnaney, Assistant Secretary